EXHIBIT 10.4

April 1, 2020

BY EMAIL AND OVERNIGHT MAIL

Joseph E. Truitt

Dear Joe:

On behalf of BioSpecifics Technologies Corp. (“BioSpecifics” or the “Company”), I am pleased to offer you employment with the Company on the terms and subject to the conditions set forth in this letter agreement (the “Agreement”), including satisfactory references, a background check, and submission of satisfactory proof of your identity and your legal authorization to work in the United States:

Position:	Interim Chief Executive Officer (“Interim CEO”)

Reporting to:	Board of Directors

Start Date:	April 7, 2020

Location:
It is expected that you will work primarily out of the Company’s office in Wilmington, DE, subject to working remotely during any mandated period, and you may be required to travel as part of your position.

Term:
From the Start Date, your position as Interim CEO shall continue until the earlier of (a) three (3) months after the Start Date; and (b) the date on which a permanent Chief Executive Officer commences employment with the Company (the “Interim Term”).  Notwithstanding the foregoing, your employment is “at will,” and may be terminated by you or the Company at any time with or without cause and with or without advance notice.  We ask, however, that you provide the Company with as much advance written notice as possible in the event that you intend to resign your employment.

Board Service:
While you serve as Interim CEO, you will also serve on the Company’s Board of Directors (the “Board”) as an Executive Director.  During this period you will not receive any additional compensation for your service on the Board.

In the event that, following your service as Interim CEO, you remain on the Board as an independent non-executive director, you shall be eligible to earn equity and cash compensation as earned by similarly situated members of the Board and in accordance with the Company’s Board compensation practices.

Compensation:
For your service as Interim CEO, the Company shall pay you the total amount of Two Hundred Fifty Thousand Dollars and No Cents ($250,000.00) (the “Total Interim CEO Compensation”), which shall be paid at the rate of Eighty Three Thousand Thirty-Three Dollars and Thirty-Three Cents ($83,333.33) for each of the three (3) months in which you serve as Interim CEO. Your position is classified as exempt from overtime.  You will be paid in regular periodic payments, less applicable deductions and withholdings, in accordance with the Company’s regular payroll practices.

Representations and Contingencies:
This offer is contingent on your representation that you are free to accept employment with BioSpecifics without any contractual restrictions, express or implied, of any kind (including, without limitation, any confidentiality, non-competition agreement or any other similar type of restriction that may affect your ability to devote full time and attention to your work at the Company).

This offer is also conditioned on you not having been, and by signing below you represent and warrant that you have not been, debarred or received notice of any action or threat with respect to debarment under the provisions of the Generic Drug Enforcement Act of 1992, 21 U.S.C. § 335(a) or any similar legislation applicable in the U.S. or in any other country where the Company intends to develop its activities.

This offer is also contingent on your agreement to the Company’s Confidentiality and Inventions Assignment Agreement (the “Confidentiality Agreement”), which you will be provided with and required to sign upon commencement of your employment.

Compliance:
You are required to familiarize yourself with and adhere to, all Company policies which may be in effect from time to time.  Failure to comply with all such policies and procedures shall be grounds for disciplinary action by the Company, up to and including termination of employment.

Termination Without Cause:
If the Company terminates your employment without Cause (as defined below) prior to the end of the Interim Term, the Company shall pay you any earned but unpaid portion of the Total Interim CEO Compensation through the date of termination, less standard deductions and withholdings.  In addition, if you: (i) furnish to the Company an executed waiver and general release of claims in a form to be provided to you by the Company (a “Release”), (ii) allow the Release to become effective in accordance with its terms, and (iii) otherwise comply with the Release, then the Company will pay you the unpaid balance of the Total Interim CEO Compensation, less standard deductions and withholdings, through the date that is three (3) months after the Start Date (the “Severance Amount”).

“Cause” shall mean the occurrence of any of the following, your: (1) breach of a material term of this letter agreement or any confidentiality or inventions assignment agreement with the Company; (2) commission of an act of fraud, embezzlement, theft, or material dishonesty; (3) willful engagement in conduct that causes, or is likely to cause, material damage to the property or reputation of the Company; (4) failure to perform satisfactorily the material duties of your position (other than by reason of disability) after receipt of a written warning from the Company; (5) commission of a felony or any crime of moral turpitude; or (6) material failure to comply with the Company’s code of conduct or employment policies.

Other Termination:
If you resign from employment with the Company at any time or the Company terminates your employment at any time for Cause or due to death or Disability (as defined below), the Company shall pay you any earned but unpaid portion of the Total Interim CEO Compensation through the date of such resignation or termination, less standard deductions and withholdings.  The Company shall thereafter have no further obligations to you, except as may otherwise be required by law.

“Disability” shall mean your inability to perform your duties and responsibilities hereunder, with or without reasonable accommodation, due to any physical or mental illness or incapacity, which condition has continued for a period of one hundred eighty (180) days (including weekends and holidays) in any consecutive three hundred sixty-five (365) day period.

Resignation From all Positions:
You agree that, effective as of the date of any resignation or termination of your employment, you shall be deemed to have resigned, as of the date of such resignation or termination, from all Company-related positions, including as an officer and director of the Company and its parents, subsidiaries and affiliates.

Section 409A:
To the extent permitted by Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), any severance to which you are otherwise entitled pursuant to this offer letter shall be (i) reduced by amounts outstanding under any indebtedness, obligations or liabilities owed by you to the Company; (ii) paid in lieu of any severance pay or benefits under any other severance pay plan, program, or policy of the Company, and (iii) reduced and offset by any severance pay or benefits, or similar amounts, payable to you due to your termination of employment under any labor, social or other governmental plan, program, law or policy, and should such other payments or benefits described above be payable, the Severance Amount shall be reduced accordingly or, alternatively, payments of Severance Amounts previously made or provided will be treated as having been paid or provided to satisfy such other obligations.

Each installment payment provided under this letter shall at all times be considered a separate and distinct payment for purposes of Section 409A of the Code. Notwithstanding anything in this letter to the contrary, to the extent required to avoid a prohibited distribution under Section 409A of the Code, the benefits provided under this letter will not be provided to you until the earlier of (a) the expiration of the six-month period measured from the date of termination of your employment with the Company or (b) the date of your death. Upon the first business day after expiration of the relevant period, all payments delayed pursuant to the preceding sentence will be paid in a lump sum and any remaining payments due will be paid as otherwise provided herein. In no event may you, directly or indirectly, designated the calendar year of any payment to be made to you under this letter, to the extent such payment is subject to Section 409A of the Code.  The Company makes no representations or warranty and shall have no liability to you or any other person if any provisions of this letter are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, Section 409A of the Code.

Agreement to Arbitrate Claims:
Except as otherwise set forth in this Agreement in connection with equitable remedies, any dispute, claim or controversy arising out of or relating to this Agreement or the Executive’s employment with the Company (collectively, “Disputes”), including, without limitation, any dispute, claim or controversy concerning the validity, enforceability, breach or termination of this Agreement, if not resolved by the parties, shall be finally settled by arbitration in accordance with the then-prevailing Employment Arbitration Rules and Procedures of JAMS, as modified herein (“Rules”). Further, the Executive hereby waives any right to bring on behalf of persons other than the Executive, or to otherwise participate with other persons in, any class, collective, or representative action (including but not limited to any representative action under any federal, state or local statute or ordinance). The requirement to arbitrate covers all Disputes (other than disputes which by statute are not arbitrable) including, but not limited to, claims, demands or actions under the Age Discrimination in Employment Act (including the Older Workers Benefit Protection Act); Americans with Disabilities Act; Civil Rights Act of 1866; Civil Rights Act of 1991; Employee Retirement Income Security Act of 1974; Equal Pay Act; Family and Medical Leave Act of 1993; Title VII of the Civil Rights Act of 1964; Fair Labor Standards Act; Fair Employment and Housing Act; and any other law, ordinance or regulation regarding discrimination or harassment or any terms or conditions of employment. There shall be one arbitrator who shall be jointly selected by the parties. If the parties have not jointly agreed upon an arbitrator within twenty (20) calendar days after respondent’s receipt of claimant’s notice of intention to arbitrate, either party may request JAMS to furnish the parties with a list of names from which the parties shall jointly select an arbitrator. If the parties have not agreed upon an arbitrator within ten (10) calendar days after the transmittal date of such list, then each party shall have an additional five (5) calendar days in which to strike any names objected to, number the remaining names in order of preference, and return the list to JAMS, which shall then select an arbitrator in accordance with the Rules. The place of arbitration shall be New York, New York.

By agreeing to arbitration, the parties hereto do not intend to deprive any court of its jurisdiction to issue a pre-arbitral injunction, including, without limitation, with respect to the provisions of the Confidentiality Agreement. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1-16. Judgment upon the award of the arbitrator may be entered in any court of competent jurisdiction. The arbitrator shall: (a) have authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The Company shall pay all administrative fees of JAMS in excess of $435 (a typical filing fee in court) and the arbitrator’s fees and expenses. Each party shall bear its, his or her own costs and expenses (including attorney’s fees) in any such arbitration and the arbitrator shall have no power to award costs and attorney’s fees except as provided by statute or by separate written agreement between the parties. In the event any portion of this arbitration provision is found unenforceable by a court of competent jurisdiction, such portion shall become null and void leaving the remainder of this arbitration provision in full force and effect. The parties agree that all information regarding the arbitration, including any settlement thereof, shall not be disclosed by the parties hereto, except as otherwise required by applicable law.

This Agreement, along with any agreements relating to confidentiality or inventions assignment between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to, any representations made during your interviews, whether written or oral. This Agreement shall be governed by the law of the State of Delaware, without regard to its choice of law provisions.  This Agreement, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed on behalf of the Board of Directors and by you. This Agreement may be executed in two counterparts, each of which shall be considered one and the same instrument and shall become effective when both counterparts have been signed by each of the parties and delivered to the other party. This Agreement may be executed by facsimile or .pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.

Joe, we are very excited about having you join BioSpecifics as its Interim CEO.  Your experience and judgment will have a great impact on the Company’s growth and success, and we believe that you will derive a great deal of enjoyment out of your role and responsibilities.

If you have any questions about this information, please contact me.  Otherwise, please confirm your acceptance of this offer of at-will employment with Biospecifics by signing below and returning a copy no later than 12:00 noon EDT on April 2, 2020.

Accepted:	BIOSPECIFICS TECHNOLOGIES CORP.

/s/ Joseph Truitt	/s/ Jennifer Chao
Joseph Truitt	By: Jenn Chao
Title: Chairman of the Board

Date: April 2, 2020	Date: April 1, 2020